Exhibit 99.1

(Translation from Japanese disclosure to JASDAQ)

January 28, 2010

[U.S. GAAP]

Consolidated Annual Financial Results Release

For the Year Ended December 31, 2009

Jupiter Telecommunications Co., Ltd. (Consolidated)

Company code number: 4817 (URL http://www.jcom.co.jp/)

Shares traded: JASDAQ

Executive position of legal representative: Tomoyuki Moriizumi, President & CEO

Please address all communications to:

Ken Sasaki, IR Department	Phone: +81-3-6765-8157	E-Mail: SasakiKe@jupiter.jcom.co.jp

Expected date of Annual Shareholder’s meeting: March 25, 2010

Expected date of filing of annual report: March 25, 2010  Expected date of dividend payment: March 26, 2010

1.              Consolidated operating results (From January 1, 2009 to December 31, 2009)

(1)         Consolidated financial results

(Fractional amounts rounded)

	Revenue		Operating income		Income before noncontrolling interests and income taxes		Net income attributable to J:COM shareholders
	(Millions of yen)%		(Millions of yen)%		(Millions of yen)%		(Millions of yen)%
December 31, 2009	333,724	13.4	61,159	13.9	57,834	16.3	30,453	8.9
December 31, 2008	294,308	11.3	53,675	25.4	49,733	26.3	27,964	16.6

	Net income attributable to J:COM shareholders per share(basic)	Net income attributable to J:COM shareholders per share(diluted)	Net income attributable to J:COM shareholders ratio to net worth	Income before noncontrolling interests and income tax ratio to total assets	Income before noncontrolling interests and income tax ratio to total revenue
	(Yen)	(Yen)%		%	%
December 31, 2009	4,439.56	4,438.57	8.4	7.4	17.3
December 31, 2008	4,079.61	4,076.17	8.2	6.9	16.9

(Notes)

1. Equity in earnings of affiliates;

For the year ended December 31, 2009:     599 million yen    For the year ended December 31, 2008:    600 million yen

2. The percentages shown next to revenue, operating income, income before noncontrolling interest and income taxes and net income attributable to J:COM shareholders represent year-on-year changes.

(2)         Consolidated financial position

	Total assets	J:COM Shareholders’ equity	Equity capital ratio to total assets	J:COM Shareholders’ equity per share
	(Millions of yen)	(Millions of yen)%		(Yen)
December 31, 2009	801,657	374,902	46.8	54,649.54
December 31, 2008	755,670	349,352	46.2	50,940.10

(3)         Consolidated cash flow statement

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Balance of cash & cash equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
December 31, 2009	123,626	(56,558)	(24,145)	64,426
December 31, 2008	100,692	(76,357)	(25,722)	21,503

2. Dividend information

	Annual cash dividends per share (Yen)					Total amount of		Total amount of dividends
	End of March, 2009	End of June, 2009	End of September, 2009	Year-end	Total	annual cash dividends (Millions of yen)	Dividends payout ratio (Millions of yen)	ratio to shareholders’ equity
December 31, 2008	—	500.00	—	250.00	750.00	5,143	18.4	1.5
December 31, 2009	—	490.00	—	490.00	980.00	6,723	22.1	1.9
December 31, 2010 (Forecasts)		600.00		600.00	1,200.00		25.3

3. Consolidated forecasts for December 2010 term (from January 1, 2010 to December 31, 2010)

	Revenue		Operating income		Income before noncontrolling interests and income taxes		Net income attributable to J:COM shareholders		Net income attributable to J:COM shareholders per share
	(Millions of yen)	(%)	(Millions of yen)	(%)	(Millions of yen)	(%)	(Millions of yen)	(%)	(Yen)
Annual	357,000	7.0	66,500	8.7	62,000	7.2	32,500	6.7	4,737.53

(Notes)  The percentages shown next to revenue, operating income, income before noncontrolling interests and income taxes and net income attributable to J:COM shareholders represent year-on-year changes

4.              Other information

(1) Change in significant consolidated subsidiaries : None

(2) Change in significant accounting and reporting policies

1.    Change in accounting methods in accordance with change in accounting policy : Yes

2.    Change in accounting methods other than above : None

(Note) Please refer to page 19.

(3) Outstanding shares

1. Number of issued shares at end of term (consolidated):

As of December 31, 2009: 6,940,110 shares    As of December 31, 2008: 6,938,107 shares

2 Number of treasury stock:

As of December 31, 2009:  80,000 shares     As of December 31, 2008:   80,000 shares

(Note) Regarding number of shares basis of per share data, please refer to page 23.

(Ref) Parent Company Only [JAPANESE GAAP]

1. Operating results (From January 1, 2009 to December 31, 2009)

(1) Financial results	(In millions of yen, with fractional amounts rounded)

	Revenue		Operating income		Ordinary income		Net income
		%		%		%		%
December 31, 2009	130,700	10.8	12,465	19.3	12,568	19.9	8,452	21.1
December 31, 2008	117,933	9.4	10,448	28.2	10,477	21.0	6,982	10.4

	Net income per share	Net income per share (diluted)
	(Yen)	(Yen)
December 31, 2009	1,232.17	1,231.90
December 31, 2008	1,018.59	1,017.73

The percentages shown next to revenue, operating income, ordinary income and net income represent year-on-year changes.

(2) Financial position	(In millions of yen, with fractional amounts rounded)

	Total assets	Net assets	Equity capital ratio to total assets	Net assets per share
	(Millions of yen)	(Millions of yen)	(%)	(Yen)
December 31, 2009	501,132	253,882	50.6	36,991.88
December 31, 2008	439,479	250,404	57.0	36,505.18

(Notes) Stockholders’ equity:  As of December 31, 2009    ¥ 253,769 million  As of December 31, 2008    ¥ 250,356 million

(Cautionary note regarding future-related information)

The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

I. Business Results

(1) Analysis of Business Results

Throughout the fiscal year ended December 31, 2009, Jupiter Telecommunications Co., Ltd. (“J:COM” or “the Company”) continued to face fierce competition from major telecommunications and other rival companies in the broadcasting and telecommunication service markets. Under these circumstances, the J:COM Group (J:COM together with its consolidated subsidiaries) worked diligently to promote each of its Volume and Value strategies, which collectively aim to increase the number of service subscribing households while improving the monthly average revenue per unit (ARPU).

Taking into consideration the aforementioned operating conditions and J:COM Group endeavors, the total number of subscribing households (the number of households that subscribe to one or more services) as of December 31, 2009 rose by 107,400 (3%) compared with the previous fiscal year-end to 3,274,800 households. By type of service, from December 31, 2008 to December 31, 2009, cable television subscribers grew by 41,600 (2%) to 2,598,600 households. Of this total, the number of J:COM TV Digital subscribers rose by 351,400 (18%) to 2,348,400 households, accounting for 90% of all cable television subscribers as compared to 78% at December 31, 2008. The number of high-speed Internet access and telephony services subscribers increased by 98,100 (7%) and 193,300 (12%), respectively as compared to December 31, 2008, rising to 1,584,900 households and 1,763,100 households, respectively as of December 31, 2009.

ARPU slightly declined by ¥63 to ¥7,726, due mainly to the inclusion of newly acquired systems. However, excluding the impact of newly acquired systems, ARPU increased ¥30, to ¥7,819. Total revenue for the fiscal year ended December 31, 2009 amounted to ¥333,724 million, a year-on-year increase of 13%. Operating income climbed 14% to ¥61,159 million.

The bundle ratio (Number of services subscribed to per subscribing household) increased from 1.77 as of December 31, 2008 to 1.82 as of December 31, 2009.

The average monthly churn rates for our cable television, high-speed Internet and telephony services averaged 1.0%, 1.2% and 0.7% for the year ended December 31, 2008 compared to 1.1%, 1.2%, and 0.8% for the year ended December 31, 2009.

Efforts by the Company to Implement Its Growth Strategy

In the fiscal year under review, the J:COM Group steadfastly advanced each of its Volume, Value and  Content strategies.

In promoting its Volume strategy aimed at increasing the number of service subscribing households, the J:COM Group undertook the following three priority measures:

1.               Bolstered efforts to secure new subscribing households in regions experiencing increasingly intense competition while minimizing churn-

(a) Kansai region

The Company reviewed its existing basic monthly rate schedules for the Kansai region. As a result, in April 2009, J:COM launched the “Value Plan,” a new price package for triple-play service comprising cable television, high-speed Internet access and telephony services. The Company commissioned a series of terrestrial broadcast television commercials throughout the region to enhance public recognition and awareness as well as to boost sales of the new plan.

(b) Kanto region

The Company released a new triple-play service plan that successfully packages high-speed Internet access, telephony and terrestrial digital broadcast retransmission services in August 2009 to minimize churn rates.

2.               Captured new subscribing households leading up to the complete changeover to terrestrial digital broadcasting-

Recognizing the complete changeover to terrestrial digital broadcasting in July 2011 as a significant business opportunity, the J:COM group placed considerable weight on efforts to capture the estimated 1,150,000 unconnected communal reception households within its service area by providing retransmission service of terrestrial broadcasts using J:COM Group network. During the fiscal year under review, buoyed by negotiations with several firms, the Company successfully contracted for approx. 540,000 households to deliver terrestrial retransmission service. The J:COM group promotes pay services including retransmission digital service to these communal reception households.

3.               Diversified sales and marketing channels-

At the J:COM Group, sales and marketing activities have historically centered on home visits by direct sales representatives. Recognizing the difficulty in contacting potential subscribers by engaging in door-to-door sales, J:COM strove to expand points of customer contact and to diversify sales and marketing channels. To this end, the J:COM Group undertook to implement the following initiatives:

(a) Raise awareness through mass advertising-

The J:COM Group launched its first nationwide terrestrial broadcast television commercial campaign (excluding Sendai area) in October and November 2009 in an effort to raise awareness and stimulate interest in the J:COM brand and J:COM services.

(b)Reinforce efforts to capture new subscribing households through increased use of J:COM Shops, inbound customer centers and website-

During the fiscal year under review, J:COM actively increased the number of J:COM Shops, which collectively comprise its nationwide sales network. As a result, the number of J:COM Shops as of December 31, 2009 was 85, an increase of 35 shops as compared to the end of the previous fiscal year. Complementing this initiative, the J:COM Group made effective use of flyers and inserts to further boost the contributions from its inbound customer centers and website. Leveraging the benefits of these diverse sales channels, the J:COM Group concentrated on increasing the number of subscribing households.

From a Value strategy perspective, the J:COM Group moved forward with the following three priority measures as a part of its efforts to increase ARPU:

1.               Enhance added value of existing services-

J:COM worked to expand sales in the context of its cable television hard disk recording (“HDR”) service, which enables the recording of high definition (HD) broadcasts to an internal hard disk drive using a set-top box (monthly fee ¥840) along with “HDR Plus”, that features an enhanced DVD recording system and increased recording capacity (monthly fee ¥1,260). Turning to the J:COM Group’s Video-on-Demand (VOD) services, the Company worked diligently to increase usage by enhancing attractiveness and usability to subscribers. Concentrating on efforts to augment its catch-up programming lineup, the Company added five new services during the fiscal year ended December 31, 2009, including Fuji TV on Demand, TV Asahi Videos and FOX ON DEMAND which specializes in the latest overseas dramas.

Buoyed by successful efforts promoting the 160 Mbps super high-speed Internet access service to its existing menu for subscribers who prefer super high-speed Internet access, J:COM increased its 160 Mbps subscriber numbers 1.7 times compared with the end of the previous fiscal year to 183,900 households.

2.               Improvement in bundle ratio through a new pricing strategy-

Underpinned by the introduction of the “Value Plan” to the Kansai region and the subsequent pickup in sales, the upswing in the bundle ratio (the number of services offered per subscribing household) gathered momentum. Taking the aforementioned into consideration, the increase in ARPU growth throughout the Kansai area outpaced that of other regions.

3.               Increase in ARPU through the integration of acquired companies-

During the fiscal year under review, J:COM vigorously worked to introduce its proven methods to recently acquired systems. This included the integration of the J:COM Group’s sales and marketing methods, the unification of product and service content, and efforts to ensure consistency through the consolidation of customer management systems. Focusing particularly on the former Mediatti Communications, Inc. and its subsidiaries (“Mediatti”) acquired in December 2008, J:COM completed integration and commenced marketing activities in four of the six Mediatti systems. These comprised J:COM Tojo Co., Ltd. in July 2009, Edogawa Cable Television, Inc. (J:COM Edogawa) and City Cable Net, Inc. (J:COM Tokorozawa) both in September 2009, and City Telecom Kanagawa, Inc. (J:COM Kanagawa Central) in November 2009. Through these means, Mediatti’s RGU grew by 12% during the year ended December 31, 2009, contributing to the increase of bundle ratio by 0.07 from 1.37 as of December 31, 2008 to 1.44 as of December 31, 2009. ,

From the perspective of ongoing and sustainable growth, the need to increase household penetration rates of pay multi-channel broadcasting services is a pressing issue not only for the J:COM Group but also for the market as a whole. In this context, continuous improvement in programming quality is an essential prerequisite. In order to achieve this end, the J:COM Group placed considerable weight on its Content strategy. As a part of this strategy, J:COM acquired additional outstanding shares in its equity-method affiliate J SPORTS Broadcasting Corporation (“J SPORTS”), Japan’s largest sports channel broadcaster. As a result, J SPORTS was consolidated as a subsidiary company from October 1, 2009. Through this initiative, J:COM is working to strengthen collaboration between J SPORTS and the Company as well as its J:COM Group channel network, in order to reinforce the J:COM Group’s competitiveness and brand image, and boost its programming content procurement capabilities. At the same time, the consolidation of J SPORTS has allowed the Company to further fulfill its leading role in revitalizing and expanding the overall pay multi-channel broadcast market.

Overview of business results

In the following discussion, we quantify the impact of acquisitions on our results of operations. The acquisition impact represents our estimate of the difference between the operating results of the periods under comparison that is attributable to the timing of an acquisition. In general, we base our estimate of the acquisition impact on an acquired entity’s operating results during the first three months following the acquisition date such that changes from those operating results in subsequent periods are considered to be organic changes. Included as acquisition impacts in the below discussion are the (i) January 2008 acquisition of Kyoto Cable Communications Co., Ltd., (ii) the February 2008 business transfer from the Kobe City Development & Management Foundation (arrangement for Cablenet Kobe-Ashiya Co., Ltd., to take over a portion of the service area of Kobe Cable Vision), (iii) the August 2008 consolidation of Fukuoka Cable Network Co., Ltd., (iv) the December 2008 acquisition of Jyohoku New Media Co., Ltd. (Taito Cable Television), (v) the December 2008 acquisition of Mediatti Communications, Inc. and its subsidiaries, and (vi) the October 2009 acquisition of J Sports Broadcasting Corporation (JSB).

Revenue

Total revenue increased by ¥39,416 million, or 13% from ¥294,308 million for the year ended December 31, 2008 to ¥333,724 million for the year ended December 31, 2009. This increase includes ¥24,420 million that is attributable to the aggregate impact of acquisitions. Excluding the effects of these acquisitions, total revenue increased by ¥14,996 million, or 5%.

Subscription fees increased by ¥35,887 million, or 14%, from ¥251,849 million for the year ended December 31, 2008 to ¥287,736 million for the year ended December 31, 2009. This increase includes ¥21,544 million that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions, subscription fees increased by ¥14,343 million, or 6%.

Cable television subscription fees increased by ¥21,478 million, or 16%, from ¥134,425 million for the year ended December 31, 2008 to ¥155,903 million for the year ended December 31, 2009. The increase in cable television subscription revenue includes a ¥5,459 million, or 4% organic increase in subscription fees that is attributable to an increase in the average number of digital cable subscribers, for which we charge a higher fee compared to our analog cable service. As of December 31, 2009, 90% of cable television subscribers were receiving our digital service, compared to 78% as of December 31, 2008.

High-speed Internet subscription fees increased by ¥10,046 million, or 14% from ¥73,479 million for the year ended December 31, 2008 to ¥83,525 million for the year ended December 31, 2009. The increase in high-speed Internet subscription revenue includes a ¥5,956 million, or 8% organic increase in subscription fees that is attributable to the net effect of (i) an increase in the average number of high-speed Internet subscribers and (ii) lower ARPU primarily due to product bundling discounts.

Telephony subscription fees increased by ¥4,363 million, or 10%, from ¥43,945 million for the year ended December 31, 2008 to ¥48,308 million for the year ended December 31, 2009. The increase in telephony subscription revenue includes a ¥2,928 million, or 7% organic increase attributable to the net effect of (i) an increase in the average number of telephony subscribers and (ii) lower ARPU due to a decrease in call volumes.

Other revenue increased by ¥3,529 million, or 8%, from ¥42,459 million for the year ended December 31, 2008 to ¥45,988 million for the year ended December 31, 2009. The organic increase in other revenue of ¥653 million, or 2% is primarily attributable to higher PRC (Poor Reception Compensation) revenue partially offset by lower construction and installation revenue.

Operating Costs and Expenses

Operating and programming costs increased by ¥10,951 million, or 10%, from ¥112,099 million for the year ended December 31, 2008 to ¥123,050 million for the year ended December 31, 2009. This increase includes ¥8,323 million that is attributable to the aggregate impact of acquisitions. The remaining increase is due to an increase in subscriber related cost and personnel cost, which was partially offset by lower construction costs.

Selling, general and administrative expenses increased by ¥6,827 million, or 11%, from ¥59,514 million for the year ended December 31, 2008 to ¥66,341 million for the year ended December 31, 2009. This increase includes ¥6,817 million that is attributable to the aggregate impact of acquisitions. The remaining increase is primarily attributable to the net effect of increases in personnel costs and advertising-sales promotion costs and decrease of commission costs.

Depreciation and amortization expenses increased by ¥14,154 million, or 21%, from ¥69,020 million for the year ended December 31, 2008 to ¥83,174 million for the year ended December 31, 2009. This increase is attributable to the aggregate impact of acquisitions and additions to fixed assets related to the installation of services to new customers.

Operating income, as a result of the above items, increased by ¥7,484 million, or 14% from ¥53,675 million for the year ended December 31, 2008 to ¥61,159 million for the year ended December 31, 2009.

Interest expense, net increased by ¥453 million, or 10%, from ¥4,719 million for the year ended December 31, 2008 to ¥5,172 million for the year ended December 31, 2009.

Income before noncontrolling interests and income taxes increased by ¥8,101 million, or 16% from ¥49,733 million for the year ended December 31, 2008 to ¥57,834 million for the year ended December 31, 2009.

Net income attributable to J:COM shareholders increased by ¥2,489 million, or 9%, from ¥27,964 million for the twelve months ended December 31, 2008 to ¥30,453 million for the twelve months ended December 31, 2009 for the reasons discussed above.

Outlook for the coming fiscal year

(In millions in yen)

	Revenue	Operating Income	Income before noncontrolling interests and income taxes	Net Income attributable to J:COM shareholders
December 31, 2009 (Actual)	333,724	61,159	57,834	30,453
December 31, 2010 (Forecast)	357,000	66,500	62,000	32,500
Change (%)	7.0	8.7	7.2	6.7

Having a stagnant pay multi-channel broadcast market and weak economy in the background, the J:COM Group’s operating environment is becoming more and more severe in the intense competition among major telecommunications and related companies. On the other hand, as a group that delivers terrestrial digital solutions, J:COM recognizes the planned complete changeover to terrestrial digital broadcasting in July 2011 as a significant business opportunity.

Under these circumstances, the J:COM Group will proactively reinforce its efforts to capitalize on this digital service demand and aggressively target potential new customers in order to expand its subscriber base. In addition to further bolstering its marketing capabilities, the J:COM Group will at the same time continue to diversify sales channels. From a product perspective, the J:COM Group will introduce such new and attractive services as 3-D programming content as it works diligently toward addressing customer needs. Moreover, the J:COM Group will work in earnest to enhance the quality of its programming content through a variety of endeavors. This encompasses the provision of a lineup of high-definition programs through J SPORTS Broadcasting Corporation, which became J:COM’s consolidated subsidiary in October 2009.

Taking into consideration the aforementioned measures, consolidated revenues are estimated to total ¥357,000 million for the fiscal year ending December 31, 2010. On the earnings front, the J:COM Group is projecting consolidated operating income, income before non controlling interests and income taxes, and net income attributable to J:COM shareholders to reach ¥66,500 million, ¥62,000 million and ¥32,500 million, respectively.

The J:COM Group’s consolidated performance forecasts are based on business plans for the full fiscal year. Accordingly, performance forecasts for the first half on a cumulative basis are not provided.

(2) Financial position

Asset, Liability and Stockholders’ equity

Total assets increased by ¥45,987 million, from ¥755,670 million as of December 31, 2008 to ¥801,657 million as of December 31, 2009. The increase was primarily due to acquisitions made in 2009.

Total liabilities increased by ¥14,683 million, from ¥397,383 million as of December 31, 2008 to ¥412,066 million as of December 31, 2009. The increase was primarily due to acquisitions made in 2009 and the cash provided from operations.

Total J:COM shareholders’ equity increased by ¥25,550 million, from ¥349,352 million as of December, 2008 to ¥374,902 million as of December 31, 2009. The increase was primarily due to current net income partially offset by distributions and dividends paid.

Cash flows

For the year ended December 31, 2009, the net cash provided by our operating activities of ¥123,626 million and existing cash and cash equivalent was used to fund net cash used in our investing and financing activities of ¥ 56,558 million and ¥ 24,145 million, respectively.

Cash Provided by Operating Activities

Net cash flows provided by operating activities increased ¥ 22,934 million from ¥100,692 million for the year ended December 31, 2008 to ¥ 123,626 million for the year ended December 31, 2009. The increase is primarily attributable to an increase in our net income, offset by an increase in cash paid for income taxes and changes in our working capital accounts.

Cash Used in Investing Activities

Net cash used in investing activities decreased ¥ 19,799 million from ¥76,357 million for the year ended December 31, 2008 to ¥56,558 million for the year ended December 31, 2009. The net cash used for the year ended December 31, 2009 primarily consisted of ¥51,774 million for capital expenditures and ¥5,286 million for our acquisition of new subsidiaries and the acquisition of business operations.

Cash Used in Financing Activities

Net cash used in financing activities decreased ¥ 1,577 million from ¥25,722 million for the year ended December 31, 2008 to ¥ 24,145 million for the year ended December 31, 2009. The ¥24,145 net cash used in financing activities for the year ended December 31, 2009 consisted of ¥30,000 million of proceeds from long-term debt, ¥10,000 million of proceeds from the issuance of a corporate bond, ¥42,453 million principle payments of long-term debt, ¥20,413 million of principle payments under capital lease obligations, ¥5,076 million of dividends paid to shareholders, offset by proceeds from the issuance of common stock and other financing activities.

(3) Fundamental policy regarding the distribution of profits

J:COM recognizes that the distribution of profits to shareholders is an important management issue. In this context, the Company will endeavor to consistently supplement the J:COM Group’s internal reserves for use in potential future investments such as the acquisition of other companies and businesses as well as capital expenditures, while at the same time maintaining stable and continuous returns to shareholders. As such, J:COM undertook the payment of an interim cash dividend of ¥490 per share. In connection with the year-end cash dividend, the Company plans to pay ¥490 per share.

Looking ahead, J:COM will continue to promote sustainable growth while working positively to return profits to shareholders. In fiscal 2010, the year ending December 31, 2010, taking into consideration the J:COM Group’s business results and other factors, the Company plans to pay an annual cash dividend of ¥1,200 per share, comprising an interim cash dividend of ¥600 per share and a year-end cash dividend of ¥600 per share, compared with ¥980 per share in fiscal 2009.

(4) Risk management

The J:COM Group has implemented organizational and structural risk management measures. However, should risks emerge, the possibility exists that they could significantly affect the J:COM Group’s business results, financial position or cash flows.

As of December 31, 2009, risks to the J:COM Group (some of which are outside of the control of the J:COM Group) were as follows:

1. Risks associated with the J:COM Group’s businesses

• An ineffective strategy for gaining new subscribers.

• Turnover among sales staff can reduce the effectiveness of marketing activities, causing the failure to maintain subscribers and the loss of opportunities to gain new subscribers.

• Risk that the J:COM Group might be unable to secure the funds, equipment, or obtain regulatory approvals needed for network expansion.

• Reduction in opportunities to expand operations through the acquisition of other businesses.

• Changes in the performance of J:COM Group companies might have a negative effect on operating results.

• Risks associated with non-compliance with certain regulations (for instance, claims for damages resulting from the unauthorized release of personal information).

2. Risks associated with business relationships

• Adverse developments, including the cessation of transactions, in the J:COM Group’s relationships with programming suppliers, network infrastructure providers, suppliers of service reception and transmission equipment (digital set-top boxes, etc.), and other CATV and satellite broadcast operators.

3. Risks associated with markets

• Intensifying competition with other firms in the same line of business as the J:COM Group, and adverse trends in markets.

4. Risks associated with changes in global macroeconomic conditions

• As concerns surrounding a downturn in the global economy increase, current macroeconomic conditions may have a negative impact on the Company’s performance.

5. Legal and regulatory risks

• Stricter government regulations, revisions to laws, etc.

6. Risks associated with natural and man-made disasters

• Outage of the J:COM Group’s transmission facilities due to natural disasters, terrorist attacks, etc.

For more detailed information on the foregoing, please refer to the J:COM annual securities report scheduled for submission in March 2010.

II.          Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group

(As of December 31, 2009)

Customers
Subscription fees, etc.
Flow of services provided
Flow of fees for services provided
Flow of funds
Installation
Cable TV
High-speed Internet
Telephony
Bundling Service (Triple-Play Service)
Cable TV Companies
24 managed/non-managed companies
23 managed companies
(Consolidated companies)
J:COM Sapporo Co., Ltd.
Miyagi Network, Inc. *
Tsuchiura Cable Television Co., Ltd.
J:COM Saitama Co., Ltd.
City Cable Net, Inc. *
J:COM Tojo Co., Ltd. *
J:COM Chiba Co., Ltd.
Edogawa Cable Television, Inc. *
Jyohoku New Media Co., Ltd.*
J:COM Tokyo Co., Ltd.
J:COM Kanto Co., Ltd.
Yokohama TV Corporation *
J:COM Shonan Co., Ltd.
City Telecom Kanagawa, Inc.*
J:COM West Co., Ltd. *
Suita Cable Television Co., Ltd.*
Toyonaka Ikeda Cable Net Co., Ltd.*
Takatsuki Cable Network Co. Ltd.*
Higashi-Osaka Cable Television Co., Ltd.*
Cable Net Kobe Ashiya Co., Ltd.
Cable Net Shimonoseki Co., Ltd.
J:COM Fukuoka Co., Ltd.
J:COM Kita Kyushu Co., Ltd.
1 non-managed company (Affiliate)
Green City Cable TV Corporation
Interconnection agreement
Regional telephone, long-distance telephone, international telephone, cellular telephone, and PHS (Personal Handy Phone System carriers)
Connection fee
Internet-access service
Internet service provider (Consolidate company) Kansai Multimedia Service Co., Ltd.
Connection fee
Internet-access service
Installation
Installation fee
Internet service provider, Infrastructure and equipment installation for cable TV broadcasting and telecommunication (Consolidate company) Technology Networks Inc.
Distribution
Distribution fee
Digital broadcast signal transmission (Affiliate) Japan Digital Serve Corp.
Commission
For only managed companies
Programming Guide, etc
Advertising Fee, etc
Management based on MSO contract
Programming, distribution and Installation fee
Management fee
Program Distribution Installation
Companies covered by agreement
Financial Support
Financing subsidiary (Consolidate company) J:COM Finance Co., Ltd.
Financial Support
Technological support for Jupiter Telecommunications' management based on MSO contract
Advertising business using free information publications (Affiliate) KADOKAWA-J:COM Media Co., Ltd.
Commission
J:COM Jupiter Telecommunications Co., Ltd.
Advertising Fee, etc
Advertising Fee, etc
Advertisement, etc.
Programming
Programming fee
Programming
Programming fee
Commission
Sales, production and administration service
Programming companies other than J:COM Group
Advertiser
Commercial broadcast
Commercial broadcasting fee
Satellite television Broadcaster and CATV Companies other than J:COM Group
Programming and broadcasting, etc.
Programming fee
Programming companies
(8 Consolidated companies)
Jupiter Entertainment Co., Ltd. J-Sports LLC.
Jupiter Golf Network Co., Ltd. Jupiter Sports. Inc.
Channel Ginga Co., Ltd.
Jupiter Visual Communications Co., Ltd.
J SPORTS Broadcasting Corporation
Active Sports Broadcasting Corporation
(5 Affiliates)
Discovery Japan Co., Ltd. InteracTV Co., Ltd
Jupiter Satellite Broadcasting Co., Ltd.
Animal Planet Japan Co., Ltd. AXN Japan, Inc.
Equity Participation
Holding company (Parent company) LGI/Sumisho Super Media, LP
Equity Participation
General trading company (Other related company) Sumitomo Corporation
Investment in Media industry (Parent company) Liberty Global, Inc.

- Besides the above, We invested Open Wireless Platform LLC which was established on March 31, 2009.
- Services and bundle services offered by the company marked with * and non-managed companies are different from the services provided under J:COM brand.

III.         Management Policy

(1) Fundamental management policy

There have been no major changes to the information outlined in the Company’s Consolidated Quarterly Financial Results Release for the year ended December 31, 2008, disclosed on January 29, 2009. Accordingly, this information has been omitted.

For details of the Company’s fundamental management policy, please refer to the aforementioned release at the following Web sites.

J:COM’s Web site:

URL: http://www.jcom.co.jp/ir_en/irlibrary.html

(2) Target management indices

There have been no major changes to the information outlined in the Company’s Consolidated Quarterly Financial Results Release for the year ended December 31, 2008, disclosed on January 29, 2009. Accordingly, this information has been omitted.

For details of the Company’s fundamental management policy, please refer to the aforementioned release at the following Web sites.

J:COM’s Web site:

URL: http://www.jcom.co.jp/ir_en/irlibrary.html

(3) Medium- and long-term management strategies, and issues requiring action

Looking ahead to the fiscal year ending December 31, 2010 and beyond, the J:COM Group will continue its efforts to secure overall sustainable growth by working to: increase subscriber numbers, representing volume growth; raise ARPU, an indicator of value growth; and enhance the quality of its services. Through these means, the J:COM Group will endeavor to raise its corporate value.

1.              Volume Strategy

In the lead-up to the complete changeover to terrestrial and BS digital broadcasting, the J:COM Group is working to swiftly acquire approximately 610,000 communal reception households and introduce J:COM services including terrestrial digital broadcasting retransmission services. The J:COM Group recognizes that these endeavors play a critical role in expanding its customer base. Furthermore, through such complementary initiatives as its “Value Plan”, introduced throughout the Kansai region in April 2009, J:COM will continue to provide highly satisfying services that accurately address the needs of its customers.

As it strives to further increase subscriber numbers within existing areas, the J:COM Group is bolstering sales and marketing activities such as launching television commercial campaigns, developing J:COM Shops, and strengthening marketing via its website and inbound call centers. Moreover, the J:COM Group is working to increase the number of pay subscribers by proactively engaging in sales and marketing activities to the approximate 5.8 million retransmission homes within its area.

As another key pillar that underpins the Group’s efforts to increase subscribers in existing areas and to promote its volume strategy, J:COM will continue to aggressively pursue opportunities for equity participation and M&A of other cable television companies which are adjacent to J:COM service areas.

2.              Value Strategy

In order to strengthen its competitiveness against services offered by major telecommunications and other companies, the J:COM Group will remain steadfast in its efforts to bolster and augment its three major digital services: HDR, VOD and HD programming. To further enhance the user convenience of its HDR services, in January 2010 the J:COM Group will inrtoduce its Blu-ray HDR service, a higher-performance HDR service with functions exceeding those presently offered. In its VOD services, the J:COM Group is looking to improve the level of customer satisfaction and to broaden customer base. To this end, the Group will continue to expand its catch-up programming services focusing mainly on CS channels. At the same time, plans are underway to commence broadcasts of 3-D programming content from spring 2010. As for its HD programming services, which currently comprises 32 terrestrial, BS and CS HD channels, J:COM will endeavor to further expand its menu line up.

3.              Content Strategy

Increasing the quality of programming content is essential to energize and expand the pay multi-channel broadcast market. Based on this recognition, each channel company within the J:COM Group will take the lead in creating and producing appealing content as well as improving program quality. In addition, steps will be taken to strengthen collaboration among the Company, the Group’s channel companies and J SPORTS Broadcasting Corporation, which was consolidated in October 2009. The Group plans to convert J SPORTS program line up and the remaining three J SPORTS Channels (J SPORTS 1, 2 and ESPN) to HD along with expanding its sports information programs in order to drive further development in the spectator sports industry and multi-channel broadcast markets.

IV.         Consolidated Annual Financial Statements

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Year ended	Year ended
	December 31, 2009	December 31, 2008	Change
Account	Amount	Amount	Amount	(%)
Revenue:
Subscription fees	287,736	251,849	35,887	14.2
Other	45,988	42,459	3,529	8.3
	333,724	294,308	39,416	13.4
Operating costs and expenses
Operating and programming costs	(123,050)	(112,099)	(10,951)	(9.8)
Selling, general and administrative	(66,341)	(59,514)	(6,827)	(11.4)
Depreciation and amortization	(83,174)	(69,020)	(14,154)	(20.5)
	(272,565)	(240,633)	(31,932)	13.3
Operating income	61,159	53,675	7,484	13.9
Other income (expenses):
Interest expense, net:
Related parties	(1,693)	(1,479)	(214)	(14.5)
Other	(3,479)	(3,240)	(239)	(7.4)
Equity in earnings of affiliates	599	600	(1)	(0.0)
Other income, net	1,248	177	1,071	605.3
Income before noncontrolling interests and income taxes	57,834	49,733	8,101	16.3
Income tax expense	(24,579)	(19,476)	(5,103)	(26.2)
Net income	33,255	30,257	2,998	9.9
Less: Net income attributable to noncontrolling interests	(2,802)	(2,293)	(509)	22.2
Net income attributable to J:COM Shareholders	30,453	27,964	2,489	8.9
Per Share data
Net income attributable to J:COM Shareholders per share
– basic	4,439.56	4,079.61	359.95	8.8
– diluted	4,438.57	4,076.17	362.40	8.9
Weighted average number of ordinary shares outstanding
– basic	6,859,388	6,854,535	4,853	0.1
– diluted	6,860,910	6,860,334	576	0.0

(Note) Percentages are calculated based on amounts before rounding.

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(YEN IN MILLIONS)

	December 31, 2009	December 31, 2008	Change
Account	Amount	Amount	Amount
Current assets:
Cash and cash equivalents	64,426	21,503	42,923
Accounts receivable	16,507	14,838	1,669
Allowance for doubtful accounts	(475)	(396)	(79)
Deferred tax asset—current	10,577	11,429	(852)
Prepaid expenses and other current assets	7,480	7,250	230
Total current assets	98,515	54,624	43,891
Investments:
Investments in affiliates	9,122	13,363	(4,241)
Investments in other securities, at cost	2,143	2,141	2
Total investments	11,265	15,504	(4,239)
Property and equipment, at cost:
Land	3,924	3,056	868
Distribution system and equipment	676,853	620,017	56,836
Support equipment and buildings	54,389	45,580	8,809
	735,166	668,653	66,513
Less accumulated depreciation	(357,161)	(284,919)	(72,242)
Total property and equipment, at cost	378,005	383,734	(5,729)
Other assets:
Goodwill	248,094	246,196	1,898
Identifiable intangible asset, net	46,029	38,159	7,870
Deferred tax asset—non current	4,566	4,137	429
Other	15,183	13,316	1,867
Total other assets	313,872	301,808	12,064
Total assets	801,657	755,670	45,987

	December 31, 2009	December 31, 2008	Change
Account	Amount	Amount	Amount
Current liabilities:
Short-term loans	7,618	6,092	1,526
Long-term debt—current portion	12,353	12,453	(100)
Capital lease obligations—current portion
Related parties	16,620	15,355	1,265
Other	2,939	3,108	(169)
Accounts payable	25,616	21,298	4,318
Income tax payable	11,323	9,907	1,416
Deposit from related parties	5,133	4,124	1,009
Deferred revenue—current portion	8,383	7,314	1,069
Accrued expenses and other liabilities	11,384	10,059	1,325
Total current liabilities	101,369	89,710	11,659

Long-term debt, less current portion	158,135	170,488	(12,353)
Corporate Bond, less current portion	10,000	—	10,000
Capital lease obligations, less current portion:
Related parties	38,520	38,705	(185)
Other	5,709	6,763	(1,054)
Deferred revenue	60,048	66,537	(6,489)
Deferred tax liability — non current	15,034	11,827	3,207
Other liabilities	23,251	13,353	9,898
Total liabilities	412,066	397,383	14,683

Shareholders’ equity:
Ordinary shares no par value	117,242	117,162	80
Additional paid-in capital	226,553	226,388	165
Retained earnings	39,834	14,457	25,377
Treasury stock	(7,520)	(7,520)	—
Accumulated other comprehensive loss	(1,207)	(1,135)	(72)
Total J:COM shareholders’ equity	374,902	349,352	25,550
Noncontrolling interests in subsidiaries	14,689	8,935	5,754
Total shareholders’ equity	389,591	358,287	31,304
Total liabilities and shareholders’ equity	801,657	755,670	45,987

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(YEN IN MILLIONS)

	Ordinary Shares	Additional paid in capital	Comprehensive Income/(Loss)	Retained earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Noncontrolling Interests	Treasury Stock at cost	Total Shareholders’ Equity
Balance at December 31, 2007	116,734	231,493		(10,079)	(619)	5,399	(7,520)	335,408
Net income			27,964	27,964		2,293		30,257
Other comprehensive income:
Unrealized gain on cash flow hedge			(516)		(516)			(516)
Comprehensive income			27,448
Adjustments due to changes in subsidiaries’ equity and other						1,281		1,281
Stock compensation		55						55
Ordinary shares issued upon exercise of Stock options exercise	428	428						856
Distribution to Parent in connection with Mediatti acquisition		(5,588)						(5,588)
Purchase from NCI						(38)		(38)
Dividend paid				(3,428)				(3,428)
Retirement of treasury stock		(0)					0	—
Balance at December 31, 2008	117,162	226,388		14,457	(1,135)	8,935	(7,520)	358,287
Net income			30,453	30,453		2,802		33,255
Other comprehensive income:
Unrealized gain on cash flow hedge			(72)		(72)	(3)		(75)
Comprehensive income			30,381
Adjustments due to changes in subsidiaries’ equity and other						3,215		3,215
Stock compensation		67						67
Ordinary shares issued upon exercise of Stock options exercise	80	80						160
Purchase from NCI		18				(260)		(242)
Dividend paid				(5,076)				(5,076)
Retirement of treasury stock								—
Balance at December 31, 2009	117,242	226,553		39,834	(1,207)	14,689	(7,520)	389,591

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(YEN IN MILLIONS)

	Year ended December 31, 2009	Year ended December 31, 2008
Classification	Amount	Amount
Cash flows from operating activities:
Net income	33,255	30,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,174	69,020
Equity in earnings of affiliates	(599)	(600)
Stock compensation expenses	67	55
Deferred income taxes	588	2,772
Non-cash gain from forgiveness of debt	—	(135)
Non-cash gain from previously held investment	(798)	—
Changes in operating assets and liabilities, excluding effects of business combinations:
Decrease in accounts receivable, net	(120)	96
Decrease/(increase) in prepaid expenses and other current assets	2,368	(1,273)
Increase in other assets	(2,054)	(2,339)
Increase/(decrease) in accounts payable	383	(3,418)
Increase in accrued expenses and other liabilities	9,493	7,247
Increase/(decrease) in deferred revenue	(2,131)	(990)
Net cash provided by operating activities	123,626	100,692
Cash flows from investing activities:
Capital expenditures	(51,774)	(46,972)
Acquisitions of new subsidiaries, net of cash acquired	(5,286)	(27,700)
Acquisition of business operation	—	(1,710)
Other investing activities	502	25
Net cash used in investing activities	(56,558)	(76,357)
Cash flows from financing activities:
Proceeds from issuance of common stock	160	856
Acquisition of noncontrolling interests in consolidated subsidiaries	(242)	—
Net increase/(decrease) in short-term loans	1,526	(294)
Proceeds from long-term debt	30,000	55,284
Proceeds from corporate bond	10,000	—
Principal payments of long-term debt	(42,453)	(62,438)
Principal payments under capital lease obligations	(20,413)	(17,105)
Cash dividend paid to shareholders	(5,076)	(3,428)
Other financing activities	2,353	1,403
Net cash used in financing activities	(24,145)	(25,722)
Net increase/(decrease) in cash and cash equivalents	42,923	(1,387)
Cash and cash equivalents at beginning of year	21,503	22,890
Cash and cash equivalents at end of term	64,426	21,503

Summary of significant accounting policies

1.  Scope of consolidation

(1)  Number of consolidated subsidiaries: 34

(2)  The names of the Company’s consolidated subsidiaries are shown in

“II. Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group”.

2.  Scope of application of equity method

(1)   Number of equity method affiliates: 9

(2)   The names of these equity method affiliates are shown in “II. Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group”.

3.  Significant accounting policies

(1)  Accounting standards used to prepare financial statements

The Company prepares its annual consolidated financial statements using terminology, forms and methods of preparation required under accounting principles generally accepted in the United States of America. In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162), which identified the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with GAAP. In June 2009, SFAS 162 was replaced by SFAS No. 168, The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles — replacement of FASB Statement No. 162 (SFAS 168), subsequently codified within FASB Accounting Standards Codification (FASB ASC) Topic 105, Generally Accepted Accounting Principles. The FASB ASC is now the source of authoritative GAAP recognized by the FASB and is applicable for fiscal years and interim periods ending after September 15, 2009. We adopted SFAS 168 effective July 1, 2009 and such adoption did not have a material impact on our consolidated financial statements.

(2)  Securities valuation standards and valuation method

To value its investments, the Company applies Opinions of the Accounting Principles Board 18 The Equity Method of Accounting for Investments in Common Stock (as amended), which was subsequently codified within FASB ASC Topic 323, Investments — Equity method and Joint Ventures and Statement of Financial Accounting Standards SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which was subsequently codified within FASB ASC Topic 325, Investments —other.

•	Investments in affiliates (excluding loans):	Equity method
•	Investments in other securities:	Cost method

When investments in affiliates or other securities appear to decline in value the Company considers the possibility of recognizing and impairment loss based on an other-than-temporary assessment.

(3)  Valuation standards and valuation methods for derivatives

The Company accounts for derivatives based on SFAS No.133 Accounting for Certain Derivative Instruments and Hedging Activities, as amended, which was subsequently codified with FASB ASC Topic 815, Derivatives and Hedging. ASC 815 states all derivatives are fair valued and recognized on the balance sheet as assets or liabilities.

•      Derivative instrument designated and effectively active as a fair value hedge:

Changes in the fair value of derivative instruments and of the assets or liabilities being hedged are recognized as periodic income/loss.

•      Derivative instrument designated as cash flow hedge—regarding the portion effectively active as a hedge:

Until income/losses on the assets or liabilities being hedged are recognized on the income statement, they must be recognized as other comprehensive income/loss.

•      Derivative instrument designated as cash flow hedge—regarding the portion that is not effectively active as a hedge:

Recognized as periodic income/loss.

•      Derivative instruments not designated as hedge:

Changes in fair value recognized as periodic income/loss.

(4)  Accounting for long-lived assets

For long-term assets other than goodwill, the Company evaluates the need for impairment losses on the guidance in SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, which was subsequently codified with FASB ASC Topic 360 Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

(5)  Depreciation method for tangible fixed assets

The straight-line method is applied and the useful lives by major asset categories are:

Distribution system and equipment:	10 - 17 years
Buildings and structures:	15 - 40 years
Support equipment:	5 - 15 years

(Assets acquired through capital leases are depreciated over periods ranging from 2-20 years.)

(6)  Valuation standards and valuation methods for goodwill

The Company recognizes as goodwill the difference between the acquisition cost of consolidated subsidiaries and the estimated net asset fair value of the applicable companies. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which was subsequently codified with FASB ASC Topic 350 Intangibles — Goodwill and other, the Company conducts an annual impairment test or whenever an event occurs that suggests the possibility of impairment.

(7) Accounting methods of Asset Retirement Obligation

The company applies FASB Interpretation No. 47 which clarifies that the term asset retirement obligation as used in FASB Statement No.143, Accounting for Asset Retirement Obligations, which was subsequently codified with FASB ASC Topic 410 Asset Retirement and Environmental Obligations. This interpretation requires us to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

(8) Standards for recognition of important allowances

Bad debt allowance

The Company calculates a bad debt allowance on the basis of our best estimate of probable future losses on accounts receivable. It also recognizes estimated uncollectible amounts when such allowances are required.

(9)  Lease transactions

The Company accounts for leases in accordance with SFAS No.13 Accounting for Leases, which was subsequently codified with FASB ASC Topic 840 Leases.

(10)    Amortization of identifiable intangible assets

The Company accounts for Intangible assets SFAS No.142 Goodwill and Other Intangible assets, which was subsequently codified with FASB ASC Topic 350 Intangibles-Goodwill and Other Intangible assets. Intangible assets consist of customer relationships and distribution franchise, which are both amortized over the expected lives of our customers of 10 and 17 years, respectively

(11) Income Taxes

The Company and its subsidiaries account for income taxes under the asset and liability method in accordance with SFAS No.109 Accounting for Income Taxes, which was subsequently codified with FASB ASC Topic 740 Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(12) Revenue Recognition

The Company and its subsidiaries recognize cable television, high-speed Internet access, telephony and programming revenues when such services are provided to subscribers in accordance with SFAS No.51 Financial Reporting by Cable Television Companies, which was subsequently codified with FASB ASC Topic 605 Revenue recognitions. Revenues derived from other sources are recognized when services are provided, events occur or products are delivered. Initial subscriber installation revenues are recognized in the period in which the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that the subscribers are expected to remain connected to the cable television system.  Historically, installation revenues have been less than related direct selling costs, therefore such revenues have been recognized as installations are completed.

The Company and its subsidiaries provide poor reception rebroadcasting services to noncable television viewers suffering from poor reception of television waves caused by artificial obstacles. The Company and its subsidiaries enter into agreements with parties that have built obstacles causing poor reception for construction and maintenance of cable facilities to provide such services to the affected viewers at no cost to them during the agreement period. Under these agreements, the Company and its subsidiaries receive up-front, lump-sum compensation payments for construction and maintenance. Revenues from these agreements have been deferred and are being recognized in income on a straight-line basis over periods that are consistent with the durations of the underlying agreements which are up to 20 years. Such revenues are included in revenue - other in the accompanying consolidated statements of operations.

The Company’s channels distribute programming to individual satellite platform subscribers through an agreement with the platform operator which provides subscriber management services to channels in return for a fee based on subscription revenues. Individual satellite subscribers pay a monthly fee for programming channels under the terms of rolling one-month subscription contracts. Cable and broadband service providers generally pay a per-subscriber fee for the right to distribute the Company’s programming on their systems under the terms of generally annual distribution contracts. Revenue for such services is recognized in the periods in which programming services are provided to cable, satellite and broadband subscribers.

(13) Stock compensation

The FASB issued SFAS No. 123 (Revised 2004) (SFAS No. 123R) in December 2004. SFAS No. 123R is a revision of SFAS No. 123 Accounting for Stock-Based Compensation. SFAS No. 123R, which was subsequently codified with FASB ASC Topic 718 Compensation — Stock Compensation, which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The Company has applied the modified prospective method to adopt SFAS No. 123R since January 1, 2006.

(14) Significant business combination

On December 25, 2008 the Company acquired a 100% interest in Mediatti Communications, Inc., (Mediatti) a broadband communications provider in Japan. Mediatti was partially owned by our parent company Liberty Global Inc., (LGI). Under the provisions of SFAS 141, Business Combinations, the Mediatti interest acquired from LGI has been treated as a transaction between entities under common control and the Mediatti interest acquired from third parties has been accounted for using the purchase method of accounting. The aggregate cost basis assigned to Mediatti interest acquired has been allocated to the acquired identifiable net assets based on the preliminary assessment of their respective fair values, with the excess of the aggregate cost basis over the preliminary fair values allocated to goodwill.

A summary of the purchase price and opening balance sheets for the above significant acquisition during the year ended December 31, 2008 is presented below (Yen in millions):

December 25, 2008 Mediatti
Cash, receivables and other assets	¥11,493
Investment	307
Property and equipment	27,642
Goodwill	17,802
Intangible asset	4,172
Debt and capital lease obligations	(26,398)
Other liabilities	(12,012)
Additional paid in capital	5,588
Total purchase price	¥28,594

Purchase price:
Cash consideration	¥28,351
Direct acquisition costs	243
¥28,594

(15) Noncontrolling interest in consolidated financial statements

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), subsequently codified within FASB ASC Topic 810, Consolidation (FASB ASC 810). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also states that a noncontrolling interest in a subsidiary is an ownership interest in a consolidated entity that should be reported as equity in the consolidated financial statements. In addition, SFAS

160 requires (i) that consolidated net income include the amounts attributable to both the parent and noncontrolling interest, (ii) that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and (iii) expanded disclosures that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal years and interim periods beginning on or after December 15, 2008. We adopted SFAS 160 effective January 1, 2009 and such adoption resulted in a change in the presentation of minority interests in subsidiaries, which was retrospectively reclassified to “noncontrolling interests” within equity.

(16) Consolidation

In December 2007, FASB issued SFAS No. 141(Revised), subsequently codified within FASB ASC Topic 805, Consolidation (FASB ASC 805). SFAS 141(R) replaces SFAS 141, Business Combinations and among other items, generally requires an acquirer in a business combination to recognize the assets acquired, the liabilities assumed (including those arising from contractual contingencies), any contingent consideration and any noncontrolling interest in the acquiree at the acquisition date, at fair values as of that date. The requirements of SFAS 141(R) will result in the recognition by the acquirer of goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) also provides that the acquirer shall not adjust the finalized accounting for business combinations, including business combinations completed prior to the effective date of SFAS 141(R), for changes in acquired tax uncertainties or changes in the valuation allowances for acquired deferred tax assets that occur subsequent to the effective date of SFAS 141(R).

(17) Subsequent Events

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS 165), subsequently codified within FASB ASC Topic 855, Subsequent Events (FASB ASC 855). SFAS 165 modified the definition of subsequent events to refer to events or transactions that occur after the balance sheet date but before the financial statements are issued for public entities. In addition, SFAS 165 requires entities to disclose the date through which an entity has evaluated subsequent events and the basis for that date. The Company evaluates subsequent events from period end to the date the financial statements are filed with the SEC. SFAS 165 is effective on a prospective basis for interim or annual financial periods ending after June 15, 2009. Accordingly, the Company adopted SFAS 165 in the second quarter of 2009. The adoption of the provisions of SFAS 165 did not have a material impact on the Company’s financial position and results of operations.

4.  Recent Accounting Pronouncement

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167). FASB Interpretation No. 46(R) (FIN 46(R)), as amended by SFAS 167, was subsequently codified within various FASB ASC Topics, primarily FASB ASC 810. SFAS 167, among other matters, (i) eliminates the exceptions of FIN 46(R) with respect to the consolidation of qualifying special-purpose entities, (ii) contains new criteria for determining the primary beneficiary and (iii) increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also contains a new requirement that any term, transaction or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of FASB Interpretation No. 46(R). SFAS 167 is applicable for fiscal years and interim periods beginning after November 15, 2009. We have not completed our analysis of the impact of SFAS 167 on our consolidated financial statements.

Notes to Annual Consolidated Financial Statements

Assumption for Going Concern

None

Segment Information

(1) Operating segments

The Company’s channel services are considered a separate operating segment, however, due to the insignificant size of these channel service operations, management has determined it has one reportable segment “Broadband communications services” as of December 31, 2009. Therefore, information on operating segments is not applicable in this section.

(2) Segment information by region

Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

Earning per share

	2009	2008
Net income attributable to J:COM Shareholders (Yen in Million)	¥30,453	¥27,964

Weighted average common shares outstanding:
Basic	6,859,388	6,854,535
Effect of dilutive common stock equivalents	1,522	5,799
Diluted	6,860,910	6,860,334

Earnings per share (Yen):
Basic	¥4,439.56	¥4,079.61
Diluted	¥4,438.57	¥4,076.17

Subsequent events

None

V.      Annual financial Statements (Parent Company Only - Japanese GAAP)

JUPITER TELECOMMUNICATIONS CO., LTD

(Parent Company Only - Japanese GAAP)

INCOME STATEMENTS

(YEN IN MILLIONS)

	For the year ended December 31, 2008)	For the year ended December 31, 2009

Net sales	117,933	130,700
Cost of sales	93,448	103,050
Gross profit	24,485	27,650
Selling, general and administrative expenses
Compensations, salaries and allowances	4,605	5,267
Retirement payments	89	107
Welfare expenses	698	813
Rents	1,322	1,466
Repair and maintenance	878	846
Business consignment expenses	2,162	1,956
Depreciation	1,131	1,426
Amortization of goodwill	779	1,100
Miscellaneous expenses	2,373	2,204
Total general and administrative expenses	14,037	15,185
Operating income	10,448	12,465
Non-operating income
Interest income	2,212	1,638
Dividends income	129	934
Guarantee commission received	91	77
Other	326	478
Total non-operating income	2,758	3,127
Non-operating expenses
Interest expenses	2,434	2,740
Amortization of long-term prepaid expenses	188	188
Other	107	96
Total non-operating expenses	2,729	3,024
Ordinary income	10,477	12,568
Extraordinary income
Gain on sales of subsidiaries’ stocks	428	—
Gain on goodwill amortization of previous year	282	—
Total extraordinary income	710	—
Extraordinary loss
Loss on one-time amortization of loan expense	144	—
Head office transfer cost	—	382
Loss on extinguishment of tie-in shares	—	87
Loss on adjustment for changes of accounting standard for lease transactions	—	81
Total extraordinary losses	144	550
Income before income taxes	11,043	12,018
Income taxes-current	32	32
Income taxes-deferred	4,029	3,534
Total income taxes	4,061	3,566
Net income	6,982	8,452

* Fractional rounded makes some differences between sum of breakdown and total in Change column.

JUPITER TELECOMMUNICATIONS CO., LTD

(Parent Company Only - Japanese GAAP)

BALANCE SHEETS

(YEN IN MILLIONS)

	For the year ended December 31, 2008	For the year ended December 31, 2009
Assets
Current assets
Cash and deposits	402	320
Accounts receivable-trade	12,091	14,762
Lease investment assets	—	12,879
Short-term investment securities	10,495	59,090
Merchandise	1,848	238
Prepaid expenses	645	551
Deposits paid	5,000	3,002
Deferred tax assets	4,408	5,184
Other	3,943	5,050
Total current assets	38,832	101,076
Noncurrent assets
Property, plant and equipment
Buildings	1,460	1,629
Accumulated depreciation	(452)	(470)
Buildings, net	1,008	1,159
Structures	51	51
Accumulated depreciation	(24)	(27)
Structures, net	27	24
Tools, furniture and fixtures	2,473	3,303
Accumulated depreciation	(1,055)	(1,384)
Tools, furniture and fixtures, net	1,418	1,919
Land	429	429
Lease assets	—	2,644
Accumulated depreciation	—	(1,921)
Lease assets, net	—	723
Total property, plant and equipment	2,882	4,254
Intangible assets
Goodwill	6,744	9,829
Software	3,853	4,443
Lease assets, net	—	151
Other	17	19
Total intangible assets	10,614	14,442
Investments and other assets
Investment securities	2,706	2,706
Stocks of subsidiaries and affiliates	297,427	311,513
Long-term loans receivable	233	233
Long-term loans receivable from subsidiaries and affiliates	84,500	30,000
Long-term prepaid expenses	543	411
Guarantee deposits	1,717	1,797
Lease investment assets	—	34,630
Other	25	26
Total investments and other assets	387,151	381,316
Total noncurrent assets	400,647	400,012
Deferred assets
Bond issuance cost	—	44
Total deferred assets	—	44
Assets	439,479	501, 132

	For the year ended December 31, 2008	For the year ended December 31, 2009
Liabilities
Current liabilities
Accounts payable-trade	7,012	9,497
Current portion of long-term loans payable	8,984	8,984
Lease obligations	—	13,455
Accounts payable-other	2,672	4,106
Accrued expenses	1,380	1,613
Income taxes payable	221	278
Deposits received	387	470
Other	182	142
Total current liabilities	20,838	38,545
Noncurrent liabilities
Bonds payable	—	10,000
Long-term loans payable	155,984	147,000
Lease obligations	—	34,986
Deferred tax liabilities	10,313	14,538
Other	1,940	2,181
Total noncurrent liabilities	168,237	208,705
Total liabilities	189,075	247,250
Net assets
Shareholders’ equity
Capital stock	117,162	117,242
Capital surplus
Legal capital surplus	31,302	31,382
Other capital surplus	94,132	94,132
Total capital surplus	125,434	125,514
Retained earnings
Other retained earnings
Retained earnings brought forward	16,363	19,739
Total retained earnings	16,363	19,739
Treasury stock	(7,520)	(7,520)
Shareholders’ equity	251,439	254,975
Valuation and translation adjustments
Deferred gains or losses on hedges	(1,083)	(1,206)
Valuation and translation adjustments	(1,083)	(1,206)
Subscription rights to shares	48	113
Total net assets	250,404	253,882
Liabilities and net assets	439,479	501,132

(Note)

	December 31, 2008	December 31, 2009
1. Guarantee liabilities (for bank loan) *	¥20,145 million	¥18,308 million

*Other than above guarantee liabilities, we have ¥ 2,332 million (USD 25 million), ¥2,846 million (USD 32 million) exchange reservation contract on behalf of certain subsidiaries and affiliates in 2009 and 2008 respectively.

JUPITER TELECOMMUNICATIONS CO., LTD

(Parent Company Only - Japanese GAAP)

Statements of changes in net assets

(Yen in millions)

	For the year ended December 31, 2008	For the year ended December 31, 2009
Shareholders’ equity
Capital stock
Balance at the end of previous period	116,734	117,162
Changes of items during the period
Issuance of new shares-exercise of subscription rights to shares	428	80
Total changes of items during the period	428	80
Balance at the end of current period	117,162	117,242
Capital surplus
Legal capital surplus
Balance at the end of previous period	30,873	31,302
Changes of items during the period
Issuance of new shares-exercise of subscription	429	80
Total changes of items during the period	429	80
Balance at the end of current period	31,302	31,382
Other capital surplus
Balance at the end of previous period	94,132	94,132
Changes of items during the period
Disposal of treasury stock	(0)	—
Total changes of items during the period	(0)	—
Balance at the end of current period	94,132	94,132
Total capital surplus
Balance at the end of previous period	125,005	125,434
Changes of items during the period
Disposal of treasury stock	(0)	—
Issuance of new shares-exercise of subscription	429	80
Total changes of items during the period	429	80
Balance at the end of current period	125,434	125,514
Retained earnings
Other retained earnings
Retained earnings brought forward
Balance at the end of previous period	12,809	16,363
Changes of items during the period
Dividends from surplus	(3,428)	(5,076)
Net income	6,982	8,452
Total changes of items during the period	3,554	3,376
Balance at the end of current period	16,363	19,739
Total retained earnings
Balance at the end of previous period	12,809	16,363
Changes of items during the period
Dividends from surplus	(3,428)	(5,076)
Net income	6,982	8,452
Total changes of items during the period	3,554	3,376
Balance at the end of current period	16,363	19,739
Treasury stock
Balance at the end of previous period	(7,520)	(7,520)
Changes of items during the period
Disposal of treasury stock	0	—
Total changes of items during the period	0	—
Balance at the end of current period	(7,520)	(7,520)
Total shareholders’ equity
Balance at the end of previous period	247,028	251,439
Changes of items during the period
Dividends from surplus	(3,428)	(5,076)
Net income	6,982	8,452
Issuance of new shares-exercise of subscription	857	160
Total changes of items during the period	4,411	3,536
Balance at the end of current period	251,439	254,975

	For the year ended December 31, 2008	For the year ended December 31, 2009
Valuation and translation adjustments
Deferred gains or losses on hedges
Balance at the end of previous period	(584)	(1,083)
Changes of items during the period
Net changes of items other than shareholders’ equity	(499)	(123)
Total changes of items during the period	(499)	(123)
Balance at the end of current period	(1,083)	(1,206)
Total valuation and translation adjustments
Balance at the end of previous period	(584)	(1,083)
Changes of items during the period
Net changes of items other than shareholders’ equity	(499)	(123)
Total changes of items during the period	(499)	(123)
Balance at the end of current period	(1,083)	(1,206)
Subscription rights to shares
Balance at the end of previous period	14	48
Changes of items during the period
Net changes of items other than shareholders’ equity	34	65
Total changes of items during the period	34	65
Balance at the end of current period	48	113
Net assets
Balance at the end of previous period	246,458	250,404
Changes of items during the period
Dividends from surplus	(3,428)	(5,076)
Net income	6,982	8,452
Issuance of new shares-exercise of subscription	857	160
Net changes of items other than shareholders’ equity	(465)	(58)
Total changes of items during the period	3,946	3,479
Balance at the end of current period	250,404	253,882

Significant Accounting Policies

1. Securities Valuation Method

Investments to subsidiaries and affiliates

Acquisition cost by the moving average method

Other investments

Non-marketable Securities

Acquisition cost by the moving average method

2. Inventory Valuation

Lower of cost or market by the moving average method

3. Depreciation Method of Tangible Fixed Assets

The straight-line method is applied.

Buildings	15–50 years
Other structures	10–60 years
Machinery and equipment	4–15 years

4. Amortization Method of Intangible Fixed Assets

Straight-line method

With regard to software for in-house use, straight-line method over estimated in-house useful life (5 years).

With regard to goodwill, straight-line method over 10 years

5. Depreciation Method of Leased Assets

Leased assets except for finance lease where ownership is expected to transfer to the lessee are depreciated over leased-term.

6. Long term Prepaid Expenses

Amortized using straight-line method.

7. Accounts for Deferred Assets

Bond issuance cost is amortized by bond redemption date using straight line method.

8. Allowance and Reserve

(1) Allowance for Bad debts

Calculate based on historical bad debt ratio approach for general receivables and on debtor’s financial evaluation approach for particular doubtfuls.

9. Important foreign exchange hedge method

(1) Hedge accounting method

Deferred hedge method is applied. When allotment is applicable, such method is used.

(2) Measure and object for hedge

Hedge measure: Foreign exchange reserve, and interest swap

Object for hedge: Account receivables and payables in foreign currency, and interest of debt loans with variable interest rate

(3) Hedge policy

The Company tries to minimize the risks of foreign exchange fluctuations of account receivables and payables in foreign currency as well as the risks of fluctuations of interest rate for debt loans based on the Company’s internal regulations.

(4) Valuation of hedge

Valuation is done comparing reserved rates and actual rates at closing dates and settlement dates. With regard to interest swap, valuation is done by the interest risk as object for hedge being diminished.

10. Consumption Taxes

Consumption taxes are excluded from income and expenses in Statement of Operations, and net of payables / receivables of Consumption Taxes are recorded in Balance Sheet.

Change of Significant Accounting Policies (Parent Only-Japanese GAAP)

Leased assets except for finance lease where ownership is expected to transfer to the lessee, we adopted Accounting Principles for Lease Transaction and Guidance for Accounting principles for Lease transaction. Due to this adoption, our operating income and ordinary income both increased by ¥83 million and ¥26 million respectively. And our net income before taxes decreased by ¥55 million.

Additional Information

Business combination-treated as a transaction between entities under common control.

We merged Mediatti Communications, Inc., a wholly owned consolidated subsidiary of us on April 1, 2009, in accordance with Principles for Business Combination which treated as the transaction between entities under common control.

VI.             Other

Changes in executives

As soon as the information becomes available, we will disclose it.

(Currently expected on March 10, 2010)

January 28, 2010 Jupiter Telecommunications Co.,Ltd.

Highlights of 2009

Consolidated Quarterly Financial Data (U.S. GAAP)	(100 million yen)

	3 months ended Mar 31			6 months ended Jun 30			9 months ended Sep 30			12 months ended Dec 31
	2008	2009		2008	2009		2008	2009		2008	2009		2010
P/L	Actual	Actual	change (amount)	Actual	Actual	change (amount)	Actual	Actual	change (amount)	Actual	Actual	change (amount)	Forecasts

Revenue:	715	808	93	1,438	1,625	187	2,177	2,460	283	2,943	3,337	394	3,570
Subscription fees	605	708	103	1,221	1,424	203	1,857	2,148	291	2,518	2,877	359
CATV	324	385	61	654	773	119	993	1,165	173	1,344	1,559	215
HS Internet access	176	206	31	355	414	59	541	624	83	735	835	100
Telephony	106	117	11	212	236	24	323	359	36	439	483	44
Other	110	100	(10)	217	201	(16)	320	312	(8)	425	460	35
Operating costs and expenses:	581	653	72	1,184	1,321	137	1,783	2,010	227	2,406	2,726	319	2,905
Operating & programming costs	275	297	22	558	596	38	840	903	63	1,121	1,230	110
Selling, general & administrative expenses	142	159	18	293	330	37	438	491	53	595	663	68
Depreciation & amortization	165	197	32	332	394	62	505	616	111	690	832	142
Operating Income	134	155	21	254	304	50	393	450	56	537	612	75	665
Income before noncontrolling interests and income taxes	125	147	22	237	284	46	366	418	52	497	578	81	620
Net Income attributable to J:COM shareholders	67	69	3	131	143	12	204	216	11	280	305	25	325

OCF*(1)	299	352	53	587	699	112	899	1,067	167	1,228	1,444	217
Margin (%)	41.8%	43.5%	1.7%	40.8%	43.0%	2.2%	41.3%	43.4%	2.1%	41.7%	43.3%	1.6%

Capital Expenditure	119	150	31	244	316	72	399	476	78	624	694	70
Capital expenditure	79	112	34	173	235	63	289	348	59	470	518	48
Capital lease expenditure	41	38	(3)	71	81	9	109	128	19	154	176	22

	3 months ended Mar 31			6 months ended Jun 30			9 months ended Sep 30			12 months ended Dec 31
		2009			2009			2009			2009
Assets and Liabilities	As of Dec 08	Actual	change (amount)		Actual	change (amount)		Actual	change (amount)		Actual	change (amount)

Total Assets	7,557	7,592	35		7,631	75		7,804	247		8,017	460
J:COM Shareholders’ Equity	3,494	3,548	55		3,622	128		3,660	166		3,749	255
Equity capital ratio to total assets	46%	47%	1%		47%	1%		47%	1%		47%	1%
Debt (Including lease obligations)	2,530	2,526	(4)		2,472	(57)		2,540	10		2,519	(11)
Net debt	2,315	2,225	(89)		2,075	(239)		1,946	(368)		1,875	(440)
D/E ratio (Net debt / J:COM shareholders’ equity)	0.66	0.63	0.03		0.57	(0.09)		0.53	(0.13)		0.50	(0.16)

	3 months ended Mar 31			6 months ended Jun 30			9 months ended Sep 30			12 months ended Dec 31
	2008	2009		2008	2009		2008	2009		2008	2009
Cash Flows	Actual	Actual		Actual	Actual		Actual	Actual		Actual	Actual

Cash provided by operating activities	180	259		448	575		719	893		1,007	1,236
Cash used in investing activities	(108)	(113)		(201)	(233)		(326)	(345)		(764)	(566)
Cash used in financing activities	(87)	(61)		(154)	(161)		(261)	(170)		(257)	(241)
Free Cash Flow*(2)	61	109		204	259		320	416		383	542
Increase (Decrease) in cash	(15)	85		94	182		132	378		(14)	429

(  ) indicates minus figure.

Effects of acquisitions: Revenue 24.4 bn, (Subscription fee 21.5 bn, Others 2.9 bn), Operating & programming costs 8.3 bn, Selling, general & administrative expenses 6.8 bn.

Amounts have been rounded to the nearest 100 million yen. As a result, the sums of individual items might not equal the totals.

Figures for previous year have been adjusted to conform to the method of presentation for the year ending December 2009.

Quarterly financial data has not been audited or reviewed by independent auditors.

*(1) :  OCF and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global Inc.website (www.lgi.com)

OCF = Revenue less Operating & programming costs less Selling, general & administrative expenses (exclusive of stock compensation, other operating charges or credits)

*(2):   (Free Cash Flow)=(Cash flows from operating activities) - (Capital expenditures)-(Capital lease expenditures)

(Cautionary note regarding future-related information)

The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

1

January 28, 2010 Jupiter Telecommunications Co.,Ltd.

Highlights of  2009

Consolidated Quarterly Operational Data

Consolidated systems

	Number of Households
	As of Mar 31			As of Jun 30			As of Sep 30			As of Dec 31
	2008	2009	Change	2008	2009	Change	2008	2009	Change	2008	2009	Change
Homes passed*(1)	9,874,200	12,380,000	2,505,800	9,940,100	12,466,300	2,526,200	10,845,400	12,525,900	1,680,500	12,241,500	12,593,800	352,300
RGUs*(2)
CATV	2,224,300	2,554,700	330,400	2,245,500	2,574,600	329,100	2,346,800	2,587,900	241,100	2,557,000	2,598,600	41,600
of which digital service	1,563,500	2,085,300	521,800	1,640,300	2,178,400	538,100	1,767,600	2,263,500	495,900	1,997,000	2,348,400	351,400
High Speed Internet access	1,242,200	1,503,800	261,600	1,280,600	1,536,400	255,800	1,348,800	1,559,400	210,600	1,486,800	1,584,900	98,100
Telephony	1,356,000	1,615,100	259,100	1,404,900	1,666,200	261,300	1,510,600	1,714,400	203,800	1,569,800	1,763,100	193,300
Total	4,822,500	5,673,600	851,100	4,931,000	5,777,200	846,200	5,206,200	5,861,700	655,500	5,613,600	5,946,600	333,000
Total number of subscriber*(3)	2,714,700	3,181,200	466,500	2,759,600	3,219,200	459,600	2,903,300	3,247,300	344,000	3,167,400	3,274,800	107,400
Average number of RGUs per customer	1.78	1.78	0	1.79	1.79	0.0	1.79	1.81	0.02	1.77	1.82	0.05
Monthly churn rate*(4)	1.1%	1.2%	0.1%	1.0%	1.1%	0.1%	1.0%	1.1%	0.1%	1.0%	1.1%	0.1%
CATV	1.1%	1.2%	0.1%	1.1%	1.2%	0.1%	1.0%	1.1%	0.1%	1.0%	1.1%	0.1%
HS Internet access	1.5%	1.5%	0.0%	1.3%	1.4%	0.1%	1.3%	1.3%	0.0%	1.2%	1.2%	0.0%
Telephony	0.8%	0.9%	0.1%	0.8%	0.9%	0.1%	0.7%	0.9%	0.2%	0.7%	0.8%	0.1%
ARPU*(5)	¥7,733	¥7,703	¥-30	¥7,754	¥7,717	¥-37	¥7,774	¥7,715	¥-59	¥7,789	¥7,726	¥-63

Number of Homes passed, total RGUs and total number of subscribers are rounded to the nearest hundred.

*(1) Number of households that are connected to the network and can receive J:COM services.

*(2) Revenue Generating Units

*(3) Number of households subscribing at least one service.

*(4) Average monthly churn rate = Monthly number of disconnects from a service / Monthly weighted-average number of subscribers / Number of months in the period

*(5) ARPU is calculated as follows: average monthly revenue of managed system (excluding installation, poor reception and other revenues) for the period, divided by the weighted-average number of connected customers during the period.

J:COM Group

		2009
	As of Dec 08	As of Mar 31	Change	As of Jun 30	Change	As of Sep 30	Change	As of Dec 31	Change
Consolidated subsidiaries	36	35	(1)	33	(3)	33	(3)	34	(2)
CATV company	25	25	—	23	(2)	23	(2)	23	(2)
Others	11	10	(1)	10	(1)	10	(1)	11	—
Equity-method affiliates	9	10	1	10	1	10	1	9	—
CATV company	1	1	—	1	—	1	—	1	—
Others	8	9	1	9	1	9	1	8	—
Group total	45	45	—	43	(2)	43	(2)	43	(2)
CATV company total	26	26	—	24	(2)	24	(2)	24	(2)
Others	19	19	—	19	—	19	—	19	—

(Note) Changes show the difference from December 31, 2008

(Consolidated subsidiaries)

The number of consolidated subsidiaries decreased by one, as a result of the merger on January 1, 2009 of @Net Home Co., Ltd. and J:COM Technologies Co., Ltd.,with a new company name, Technology Networks Inc.

The number of consolidated subsidiaries decreased by 2, as a result of the merger on April 1, 2009 of Jupiter Telecommunications Co., Ltd. and Mediatti Communications, Inc. and a result of the merger on May 1, 2009 of J:COM West Co., Ltd. and Kitakawachi Cable Net Co., Ltd.

The number of consolidated subsidiaries increased by two through the merger of J SPORTS Broadcasting Corporation and Active Sports broadcasting Coporation on Octorber 1 ,2009.

The number of consolidated subsidiaries decreased by one through the liquidation of TM Lease Co., Ltd on Octorber 30, 2009.

(Equity-method affiliates)

The number of equity-method affiliates decreased by one through the change to consolidated subsidiary  from the merger of J SPORTS Broadcasting Coporation on Octorber 1 ,2009.

The number of equity-method affiliates increased by one through the establishment of Open Wireless Platform LLC. on March 31, 2009.

2

January 28, 2010 Jupiter Telecommunications Co.,Ltd.

Highlights of 2009

Operational Data of Newly Consolidated Subsidiaries

	Number of Households
	As of Mar 31			As of Jun 30			As of Sep 30			As of Dec 31
	2008	2009	Change	2008	2009	Change	2008	2009	Change	2008	2009	Change
Former Fukuoka Cable Network
Homes passed		570,000			584,800		540,800	586,300	45,500	553,000
RGUs
CATV		86,600			87,900		85,900	88,100	2,200	86,400
of which digital service		67,000			72,300		60,000	76,000	16,000	63,200
High Speed Internet access		45,800			47,300		44,400	47,900	3,500	45,300
Telephony		63,500			65,300		60,500	66,300	5,800	62,000
Total		195,900			200,500		190,800	202,300	11,500	193,700
Total number of subscribers		116,300			118,400		114,400	119,100	4,700	115,700
Average number of RGUs per customer		1.68			1.69		1.67	1.70	0.03	1.67
Taito Cable Televison
Homes passed		80,200			80,800			80,800		80,000	81,500	1,500
RGUs
CATV		10,000			10,200			10,600		10,100	11,000	900
of which digital service		6,800			7,200			8,100		6,700	8,700	2,000
High Speed Internet access		4,300			4,400			4,600		4,300	4,800	500
Telephony		—			200			700		—	1,200	1,200
Total		14,300			14,800			15,900		14,400	17,000	2,600
Total number of subscribers		11,800			12,600			13,100		11,900	13,600	1,700
Average number of RGUs per customer		1.21			1.17			1.21		1.21	1.25	0.04
Former Mediatti Group
Homes passed		1,251,000			1,245,800			1,246,600		1,224,700	1,261,500	36,800
RGUs
CATV		184,400			187,600			190,200		184,100	193,700	9,600
of which digital service		146,700			152,700			158,600		142,200	165,100	22,900
High Speed Internet access		107,200			109,500			110,800		105,300	112,700	7,400
Telephony		14,700			17,900			22,000		10,900	28,500	17,600
Total		306,300			315,000			323,000		300,300	334,900	34,600
Total number of subscribers		218,700			222,800			226,700		218,900	232,000	13,100
Average number of RGUs per customer		1.40			1.41			1.42		1.37	1.44	0.07

We disclose operational data for the system operator acquired within one year.

Subscriber numbers of the newly consolidated systems and operations are included in Operational Data. These numbers are subject to change once they are unified under J:COM’s calculation method.

3